Exhibit (10)(vi)

COOPER TIRE & RUBBER COMPANY
CHANGE IN CONTROL SEVERANCE PAY PLAN

(AMENDED AND RESTATED AS OF AUGUST 24, 2000)

COOPER TIRE & RUBBER COMPANY
CHANGE IN CONTROL SEVERANCE PAY PLAN

Exhibit A — Members of the Operations Committee
Exhibit B — Members of the Management Group
Exhibit C — Severance Compensation
Exhibit D — Form of Confidentiality and Non-Compete Agreement
Exhibit E — Form of Release

COOPER TIRE & RUBBER COMPANY
CHANGE IN CONTROL SEVERANCE PAY PLAN
(AMENDED AND RESTATED AS OF AUGUST 24, 2000)

      1. General Statement of Purpose. The Board of Directors (the “Board”) of Cooper Tire & Rubber Company (the “Company”) has considered the effect a change in control of the Company may have on certain executives of the Company and its Affiliated Employers (as defined below). The executives have made and are expected to continue to make major contributions to the short-term and long-term profitability, growth and financial strength of the Company. The Company recognizes that, as is the case for most publicly held companies, the possibility of a change in control exists, desires to assure itself of both the present and future continuity of management, desires to establish certain minimum severance benefits for certain of its executives applicable in a change in control, and wishes to insure that its executives are not practically disabled from discharging their duties in respect of a proposed or actual transaction involving a change in control.

      As a result, the Board believes that the Cooper Tire & Rubber Company Change in Control Severance Pay Plan (the “Plan”) will assist the Company in attracting and retaining qualified executives. Accordingly, the Plan originally effective as of June 6, 2000, as amended, is amended and restated as of August 24, 2000 and supersedes any other change in control arrangement for the Executives (as defined below).

      2. Effective and Termination Dates. The Plan shall be effective as of June 6, 2000 (the “Effective Date”). The Plan will automatically terminate on the later of (i) December 31, 2002 or (ii) the second anniversary of a Change in Control (the “Termination Date”); provided, however, that on each December 31, commencing with the year 2000, the Termination Date set forth in Subsection (i) of this Section will automatically be extended for an additional year unless, not later than 120 calendar days prior to such date, the Company shall have given written notice to the Executives that the Termination Date is not to be so extended.

      3. Definitions. Where the following words and phrases appear in the Plan, they shall have the respective meanings set forth below, unless their context clearly indicates otherwise:

(a) “Affiliated Employer” means any corporation, partnership, limited liability company, joint venture, unincorporated association or other entity in which the Company has a direct or indirect ownership or other equity interest.

(b) “Automotive Group” means the automotive operating business of the Company, which manufactures plastic, rubber and other related products.

(c) “Award Agreement” means an RSU Award Agreement between the Executive and the Company.

(d) “Base Pay” means, with respect to each Executive, the rate of annual base salary, as defined in the Compensation Plan, as in effect from time to time.

(e) “Board” means the Board of Directors of the Company.

(f) “Cause” means that, prior to any termination of employment pursuant to Section 4(c) or (d), the Executive shall have committed:

(i) any act or omission constituting a material breach by the Executive of any of his significant obligations to or agreements with the Company or an Affiliated Employer or the continued failure or refusal of the Executive to adequately perform the duties reasonably required by the Company or an Affiliated Employer which is materially injurious to the financial condition or business reputation of, or is otherwise materially injurious to, the Company or any Affiliated Employer thereof, after notification by the Board of such breach, failure or refusal and failure of the Executive to correct such breach, failure or refusal within thirty (30) days of such notification (other than by reason of the incapacity of the Executive due to physical or mental illness); or

(ii) the commission by and conviction of the Executive of a felony, or the perpetration by and criminal conviction of or civil verdict finding the Executive committed a dishonest act or common law fraud against the Company or any Affiliated Employer thereof (for the avoidance of doubt, conviction and civil verdict, in each case, shall mean when no further appeals may be taken by the Executive from such conviction or civil verdict and such conviction or civil verdict becomes final and binding upon the Executive with no further right of appeal); or

(iii) any other willful act or omission which is materially injurious to the financial condition or business reputation of, or is otherwise materially injurious to, the Company or any Affiliated Employer thereof, and failure of the Executive to correct such act or omission after notification by the Board of any such act or omission; or

(iv) any notification to be given by the Board in accordance with Section 3(f)(i) or 3(f)(iii) shall specifically identify the breach, failure, refusal, act or omission to which the notification relates and, in the case of Section 3(f)(i) or 3(f)(iii) shall describe the injury to the Company or an Affiliated Employer, and such notification must be given within twelve (12) months of the Board’s becoming aware, or within twelve (12) months of when the Board should have reasonably become aware of the breach, failure, refusal, act, or omission identified in the notification. Notwithstanding Section 20, failure to notify the Executive within any such twelve (12) month period shall be deemed to be a waiver by the Board of any such breach, failure, refusal, act or omission by the Executive and any such breach, failure, refusal, act or omission by the Executive shall not then be determined to be a breach.

For the avoidance of doubt and for the purpose of determining Cause, the exercise of business judgment by the Executive shall not be determined to be Cause, even if such business judgment materially injures the financial condition or business reputation of, or is otherwise materially injurious to the Company or any Affiliated Employer thereof, unless such business judgment by the Executive was not made in good faith, or constitutes willful or wanton misconduct, or was an intentional violation of state or federal law.

(g) “Change in Control” means the occurrence prior to the Termination Date of any of the following events:

(i) the Company merges into itself, or is merged or consolidated with, another entity and as a result of such merger or consolidation less than 51% of the voting power of the then-outstanding voting securities of the surviving or resulting entity immediately after such transaction are directly or indirectly beneficially owned in the aggregate by the former stockholders of the Company immediately prior to such transaction;

(ii) (A) all or substantially all the assets accounted for on the consolidated balance sheet of the Company are sold or transferred to one or more corporations or persons, and as a result of such sale or transfer less than 51% of the voting power of the then-outstanding voting securities of such entity or person immediately after such sale or transfer is directly or indirectly beneficially held in the aggregate by the former stockholders of the Company immediately prior to such transaction or series of transactions; or (B) all or substantially all of the assets of the Tire Group, Automotive Group or such other group of the Company as designated by the Board, and to the extent of any delegation of the Board to a committee, by such committee, are sold or transferred to one or more corporations or persons;

(iii) a person, within the meaning of Section 3(a)(9) or 13(d)(3) (as in effect on the Effective Date) of the Securities Exchange Act of 1934, (the “Exchange Act”) become the beneficial owner (as defined in Rule 13d-3 of the Securities and Exchange Commission pursuant to the Exchange Act) of (i) 15% or more but less than 35% of the voting power of the then outstanding voting securities of the Company without prior approval of the Board, or (ii) 35% or more of the voting power of the then-outstanding voting securities of the Company; provided, however, that the foregoing does not apply to any such acquisition that is made by (w) any Affiliated Employer of the Company; (x) any employee benefit plan of the Company or any Affiliated Employer; or (y) any person or group of which employees of the Company or of any Affiliated Employer control a greater than 25% interest unless the Board determines that such person or group is making a “hostile acquisition;” or (z) any person or group that directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Executive; or

(iv) a majority of the members of the Board are not Continuing Directors, where a “Continuing Director” is any member of the Board who (x) was a member of the Board on the Effective Date or (y) was nominated for election or elected to such Board with the affirmative vote of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

(h) “Code” means the Internal Revenue Code of 1986, as amended, or any successor thereto.

(i) “Committee” means the Compensation Committee of the Board.

(j) “Committee Action” means a writing by, or minutes of the actions of, the Committee, the substance of which, as to an Executive, has been communicated to such Executive.

(k) “Common Stock” means the Company’s common stock, par value $1.00 per share.

(l) “Company” means the Company as hereinbefore defined.

(m) “Compensation Plan” means the Company’s Top Management Compensation Plan adopted by the Board on April 28, 1973.

(n) “Corporate Office” means the Executives who are 1) employed by the corporate headquarters of the Company and are 2) identified on Exhibits A and B as being members of such Corporate Office.

(o) “Employee Benefits” means the perquisites, benefits and service credit for benefits as provided under any and all employee retirement income and welfare benefit policies, plans, programs or arrangements in which an Executive is entitled to participate, including without limitation any savings, pension, supplemental executive retirement, or other retirement income or welfare benefit, stock option, performance share, performance unit, stock purchase, stock appreciation, deferred compensation, incentive compensation, group or other life, health, medical/hospital or other insurance (whether funded by actual insurance or self-insured by the Company or any Affiliated Employer), disability, salary continuation, expense reimbursement and other employee benefit policies, plans, programs or arrangements that may now exist or any policies, plans, programs or arrangements that may be adopted hereafter by the Company or an Affiliated Employer.

(p) “Employer” means the Company and any Affiliated Employer to which the Plan has been extended by the Board and which has adopted the Plan.

(q) “Executive” means any employee of an Employer who is designated by the Committee to be eligible under the Plan in a Committee Action.

(r) “Incentive Compensation Plans” means the Cooper Tire & Rubber Company 2001 Incentive Compensation Plan, the Cooper Tire & Rubber Company 1998 Incentive Compensation Plan, as amended, and any successor or subsequent incentive compensation plan.

(s) “Management Group” means the Executives who are identified on Exhibit B as being members of such Management Group.

(t) “Nonqualified Supplementary Benefit Plan” means any plan which provides for the payment of pension benefits which would be payable under the terms of a Retirement Plan but for government-imposed limitations on the amount that is permitted to be paid from such Retirement Plan.

(u) “Operations Committee” means the Executives who are identified on Exhibit A as being members of such Operations Committee.

(v) “Plan” means this Cooper Tire & Rubber Company Change in Control Severance Pay Plan, as amended and restated as of August 24, 2000.

(w) “Retirement Plan” means any tax-qualified defined benefit plan or scheme sponsored by the Company or an Affiliated Employer which provides pension benefits to individuals who meet the age, service and other criteria for such benefits described in such plan.

(x) “Severance Compensation” means Severance Pay and other benefits provided by Section 5(a).

(y) “Severance Pay” means the amounts payable as set forth in Section 5(a).

(z) “Severance Period” means the period of time commencing on the date of the first occurrence of a Change in Control and continuing until the earlier of (i) the second anniversary of the occurrence of the Change in Control or (ii) the Executive’s death.

(aa) “Tire Group” means the tire operating business of the Company , which manufactures tires, inner tubes, retreading and other related products.

(bb) “Termination Date” means the date of termination of the Plan as specified in Section 2.

(cc) “1998 Option Plan” means the Cooper Tire & Rubber Company 1998 Employee Stock Option Plan, as amended.

      4. Eligibility; Termination Following a Change in Control.

      (a) Subject to the limitations described below, the Plan applies to Executives who are employed on the date that a Change in Control occurs; provided, however, that in the event of a Change in Control described in Section 3(g)(ii)(B), the Plan shall only apply to: (i) Executives who are employed on the date that the Change in Control occurs with the group whose assets are being sold as a result of the Change in Control; and (ii) Executives who are employed by the Corporate Office on the date that such Change in Control occurs and (A) whose positions are transferred to the successor of the group whose assets are being sold, or (B) whose employment is terminated as a result of the Change in Control.

      (b) If an Executive’s employment is terminated by an Employer during the Severance Period and such termination is without Cause, the Executive will be entitled to the Severance Compensation described in Section 5.

      (c) An Executive may, during the Severance Period, terminate his employment with an Employer with the right to Severance Compensation described in Section 5 upon the occurrence of one or more of the following events (regardless of whether any other reason, other than Cause, for such termination exists or has occurred, including without limitation other employment):

(i) (A) if the Executive is a member of the Operations Committee, a significant adverse change in the nature or scope of the authorities, powers, functions, responsibilities or duties attached to the position with the Employer which the Executive held immediately prior to the Change in Control, (B) a reduction in the Executive’s Base Pay, or a reduction in the Executive’s opportunities for incentive compensation established by the Compensation Plan and any long-term incentive compensation plan or program established by the Company, or (C) the termination or denial of the Executive’s rights to Employee Benefits or a reduction in the scope or aggregate value thereof, any of which is not remedied by the Company within ten (10) calendar days after receipt by the Company of written notice from the Executive of such change, reduction or termination, as the case may be;

(ii) if the Executive is a member of the Operations Committee, the Company requires the Executive to have his principal location of work changed to any location that is in excess of 50 miles from the location thereof immediately prior to or after the Change in Control; or

(iii) any material breach of its obligations under the Plan by the Company or any successor thereto which is not remedied by the Company within ten (10) calendar days after receipt by the Company of written notice from the Executive of such breach.

      (d) A termination by an Employer pursuant to Subsection (b) of this Section or by an Executive pursuant to Subsection (c) of this Section will not affect any rights that the Executive may have pursuant to any agreement, policy, plan, program or arrangement of the Company or an Affiliated Employer providing Employee Benefits, which rights shall be governed by the terms thereof, except that the Executive shall be considered to be an employee of the Employer for the period for which Severance Pay is calculated.

      (e) Notwithstanding the preceding provisions of this Section, an Executive will not be entitled to Severance Compensation if his employment with an Employer is terminated during the Severance Period because:

(i) of the Executive’s death; or

(ii) the Executive becomes permanently disabled within the meaning of, and begins actually to receive disability benefits pursuant to, the long-term disability plan in effect for, or applicable to, the Executive immediately prior to the Change in Control.

      5. Severance Compensation.

      (a) If an Executive’s employment is terminated pursuant to Section 4(b) or if an Executive terminates his employment pursuant to Section 4(c), the Company will pay to the Executive as Severance Pay the amounts described on Exhibit C within the time periods specified therein, or, if later, upon the expiration of the revocation period provided for in Exhibit E, and will continue to provide to the Executive the other Severance Compensation described on Exhibit C for the periods described therein.

      (b) Without limiting the rights of an Executive at law or in equity, if the Company fails to make any payment or provide any benefit required to be made or provided hereunder on a timely basis, the Company will pay interest on the amount or value thereof at an annualized rate of interest equal to the so-called composite “prime rate” as quoted from time to time during the relevant period in the Midwest Edition of The Wall Street Journal plus the lesser of 5% or the maximum rate of interest allowed by law. Such interest will be payable as it accrues on demand. Any change in such prime rate or maximum rate will be effective on and as of the date of such change.

      (c) Notwithstanding any provision of the Plan to the contrary, the rights and obligations under this Section and under Sections 7 and 12 will survive any termination or expiration of the Plan or the termination of an Executive’s employment following a Change in Control for any reason whatsoever.

      6. Funding Upon Potential Change in Control.

      (a) Upon the earlier to occur of (i) a Change in Control or (ii) a declaration by the Board that a Change in Control is imminent, the Company shall promptly pay to the extent it has not done so, and in any event within five (5) business days, a sum equal to the present value on the date of the Change in Control (or on such fifth business day if the Board has declared a Change in Control to be imminent) of the payments to be made to the Executives under the provisions of Sections 5 and 7 hereof, which shall be transferred to the Trustee and added to the principal of the Trust under the Cooper Tire & Rubber Company Master Grantor Trust Agreement, between the Company and National City Bank, as Trustee (the “Trust Agreement”).

      (b) Any payments of compensation, pension, severance or other benefits by the Trustee pursuant to the Trust Agreement shall, to the extent thereof, discharge the Company’s obligation to pay compensation, pension, severance and other benefits hereunder, it being the intent of the Company that assets in such Trust be held as security for the Company’s obligation to pay compensation, pension, severance and other benefits under this Agreement.

      7. Certain Additional Payments by the Company.

      (a) Anything in the Plan to the contrary notwithstanding, in the event that it shall be determined (as hereafter provided) that any payment or distribution by the Company or any of its Affiliated Employers to or for the benefit of an Executive, whether paid or payable or distributed or distributable pursuant to the terms of the Plan or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including without limitation any stock option, performance share, performance unit, stock appreciation right or similar right, or the lapse or termination of any restriction on, or the vesting or exercisability of, any of the foregoing (a “Payment”), would be subject to the excise tax imposed by Section 4999 of the Code (or any successor provision thereto) by reason of being considered “contingent on a change in ownership or control” of the Company, within the meaning of Section 280G of the Code (or any successor provision thereto) or to any similar tax imposed by state or local law, or any interest or penalties with respect to such tax (such tax or taxes, together with any such interest and penalties, being hereafter collectively referred to as the “Excise Tax”), then the Executive shall be entitled to receive an additional payment or payments (collectively, a “Gross-Up Payment”); provided, however, that no Gross-up Payment shall be made with respect to the Excise Tax, if any, attributable to (i) any incentive stock option (“ISO”), as defined by Section 422 of the Code (or any successor provision thereto) granted prior to the execution of the Plan where the addition of a Gross-Up Payment would cause the ISO to lose such status, or (ii) any stock appreciation or similar right, whether or not limited, granted in tandem with any ISO described in clause (i). The Gross-Up Payment shall be in an amount such that, after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payment.

      (b) Subject to the provisions of Subsection (f) of this Section, all determinations required to be made under this Section, including whether an Excise Tax is payable by the Executive and the amount of such Excise Tax and whether a Gross-Up Payment is required to be paid by the Company to the Executive and the amount of such Gross-Up Payment, if any, shall be made by the accounting firm serving as the Company’s independent public accountants immediately prior to the change in control (the “Accounting Firm”). The Company shall direct the Accounting Firm to submit its determination and detailed supporting calculations to both the Company and the Executive within thirty (30) calendar days after the date of the Executive’s termination, if applicable, and any such other time or times as may be requested by the Company or the Executive. If the Accounting Firm determines that any Excise Tax is payable by the Executive, the Company shall pay the required Gross-Up Payment to the Executive within five (5) business days after receipt of such determination and calculations with respect to any Payment to the Executive. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall, at the same time as it makes such determination, furnish the Company and the Executive an opinion that the Executive has substantial authority not to report any Excise Tax on his federal, state or local income or other tax return. As a result of the uncertainty in the application of Section 4999 of the Code (or any successor provision thereto) and the possibility of similar uncertainty regarding applicable state or local tax law at the time of any determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (an “Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Company exhausts or fails to pursue its remedies pursuant to Subsection (f) of this Section and the Executive thereafter is required to make a payment of any Excise Tax, the Executive shall direct the Accounting Firm to determine the amount of the Underpayment that has occurred and to submit its determination and detailed supporting calculations to both the Company and the Executive as promptly as possible. Any such Underpayment shall be promptly paid by the Company to, or for the benefit of, the Executive within five (5) business days after receipt of such determination and calculations.

      (c) The Company and the Executive shall each provide the Accounting Firm access to and copies of any books, records and documents in the possession of the Company or the Executive, as the case may be, reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determinations and calculations contemplated by Subsection (b) of this Section. Any determination by the Accounting Firm as to the amount of the Gross-Up Payment shall be binding upon the Company and the Executive.

      (d) The federal, state and local income or other tax returns filed by the Executive shall be prepared and filed on a consistent basis with the determination of the Accounting Firm with respect to the Excise Tax payable by the Executive. The Executive shall make proper payment of the amount of any Excise Payment, and at the request of the Company, provide to the Company true and correct copies (with any amendments) of his federal income tax return as filed with the Internal Revenue Service and corresponding state and local tax returns, if relevant, as filed with the applicable taxing authority, and such other documents reasonably requested by the Company, evidencing such payment. If prior to the filing of the Executive’s federal income tax return, or corresponding state or local tax return, if relevant, the Accounting Firm determines that the amount of the Gross-Up Payment should be reduced, the Executive shall within five (5) business days pay to the Company the amount of such reduction.

      (e) The fees and expenses of the Accounting Firm for its services in connection with the determinations and calculations contemplated by Subsection (b) of this Section shall be borne by the Company. If such fees and expenses are initially paid by the Executive, the Company shall reimburse the Executive the full amount of such fees and expenses within ten (10) business days after receipt from the Executive of a statement therefor and reasonable evidence of his payment thereof.

      (f) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service or any other taxing authority that, if successful, would require the payment by the Company of a Gross-Up Payment. Such notification shall be given as promptly as practicable but no later than ten (10) business days after the Executive actually receives notice of such claim and the Executive shall further apprise the Company of the nature of such claim and the date on which such claim is requested to be paid (in each case, to the extent known by the Executive). The Executive shall not pay such claim prior to the earlier of (i) the expiration of the 30-calendar-day period following the date on which he gives such notice to the Company and (ii) the date that any payment of amount with respect to such claim is due. If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

(A) provide the Company with any written records or documents in his possession relating to such claim reasonably requested by the Company;

(B) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including without limitation accepting legal representation with respect to such claim by an attorney competent in respect of the subject matter and reasonably selected by the Company;

(C) cooperate with the Company in good faith in order to effectively contest such claim; and

(D) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including interest and penalties) incurred in connection with such contest and shall indemnify and hold harmless the Executive, on an after-tax basis, for and against any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limiting the foregoing provisions of this subsection, the Company shall control all proceedings taken in connection with the contest of any claim contemplated by this subsection and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim (provided, however, that the Executive may participate therein at his own cost and expense) and may, at its option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay the tax claimed and sue for a refund, the Company shall advance the amount of such payment to the Executive on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income or other tax, including interest or penalties with respect thereto, imposed with respect to such advance; and provided further, however, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which the contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of any such contested claim shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

      (g) If, after the receipt by the Executive of an amount advanced by the Company pursuant to Subsection (f) of this Section, the Executive receives any refund with respect to such claim, the Executive shall (subject to the Company’s complying with the requirements of Subsection (f) of this Section) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after any taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section (f) of this Section, a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial or refund prior to the expiration of thirty (30) calendar days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of any such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid by the Company to the Executive pursuant to this Section.

      8. No Mitigation Obligation. The Company hereby acknowledges that it will be difficult and may be impossible for an Executive to find reasonably comparable employment following his termination of employment with the Company and the Affiliated Employers and that the non-competition agreement required by Section 10 will further limit the employment opportunities for an Executive. Accordingly, the provision of Severance Compensation by the Company to an Executive in accordance with the terms of the Plan is hereby acknowledged by the Company to be reasonable, and an Executive will not be required to mitigate the amount of any payment provided for in the Plan by seeking other employment or otherwise, nor will any profits, income, earnings or other benefits from any source whatsoever create any mitigation, offset, reduction or any other obligation on the part of an Executive hereunder or otherwise, except as expressly provided in Section 1(d) of Exhibit C.

      9. Certain Payments not Considered for Other Benefits, etc. The Gross-up Payment, legal fee and expense reimbursement provided under Sections 7 and 11 and reimbursements for outplacement counseling provided under Section 1(h) of Exhibit C will not be included as earnings for the purpose of calculating contributions or benefits under any employee benefit plan of the Company.

      10. Confidentiality; Confidential Information; Non-competition. Receipt of Severance Compensation by an Executive is conditioned upon the Executive executing and delivering to the Company a confidentiality and non-compete agreement substantially in the form provided in Exhibit D for the period specified on Exhibit C.

      11. Release. Receipt of Severance Compensation by an Executive is conditioned upon the Executive executing and delivering to the Company a release substantially in the form provided in Exhibit E.

      12. Legal Fees and Expenses. It is the intent of the Company that each Executive not be required to incur legal fees and the related expenses associated with the interpretation, enforcement or defense of his rights under the Plan by litigation or otherwise (including making a claim pursuant to the provisions of Section 20(d)) because the cost and expense thereof would substantially detract from the benefits intended to be extended to each Executive hereunder. Accordingly, if it should appear to an Executive that the Company has failed to comply with any of its obligations under the Plan or in the event that the Company or any other person takes or threatens to take any action to declare the Plan void or unenforceable, or institutes any litigation or other action or proceeding designed to deny, or to recover from, the Executive the benefits provided or intended to be provided to the Executive hereunder, the Company irrevocably authorizes the Executive from time to time to retain counsel of his choice, at the expense of the Company as hereafter provided, to advise and represent the Executive in connection with any such interpretation, enforcement or defense. Notwithstanding any existing or prior attorney-client relationship between the Company and such counsel, the Company irrevocably consents to the Executive’s entering into an attorney-client relationship with such counsel, and in that connection the Company and the Executive agrees that a confidential relationship will exist between the Executive and such counsel. Without respect to whether the Executive prevails, in whole or in part, in connection with any of the foregoing, the Company will pay and be solely financially responsible for any and all attorneys’ and related fees and expenses incurred by the Executive in connection with any of the foregoing; provided that, in regard to such matters, the Executive has not acted in bad faith or with no colorable claim of success.

      13. Employment Rights. Nothing expressed or implied in the Plan shall create any right or duty on the part of the Company, an Affiliated Employer or an Executive to have the Executive remain in the employment of the Company or an Affiliated Employer at any time prior to or following a Change in Control. Any termination of employment of the Executive or the removal of the Executive from the office or position in the Company or any Affiliated Employer prior to a Change in Control but following the commencement of any discussion with any third person that ultimately results in a Change in Control shall be deemed to be a termination or removal of the Executive after a Change in Control for all purposes of the Plan. Each Executive covered by this Plan expressly acknowledges that he is an employee at will, and that the Company may terminate him at any time prior to a Change in Control.

      14. Withholding of Taxes. The Company may withhold from any amounts payable under the Plan all federal, state, city or other taxes as shall be required pursuant to any law or government regulation or ruling.

      15. Successors and Binding Effect.

      (a) The Company will require any successor, (including without limitation any persons acquiring directly or indirectly all or substantially all of the business and/or assets of the Company, the Automotive Group, the Tire Group or such other group of the Company as designated by the Board, and to the extent of any delegation of the Board to a committee, by such committee, whether by purchase, merger, consolidation, reorganization or otherwise, and such successor shall thereafter be deemed the Company and an Employer for the purposes of the Plan), to expressly assume and agree to perform the obligations under the Plan in the same manner and to the same extent the Company and an Employer would be required to perform if no such succession had taken place.

The Plan shall be binding upon and inure to the benefit of the Company and any successor to the Company, but shall not otherwise be assignable, transferable or delegable by the Company.

      (b) The rights under the Plan shall inure to the benefit of and be enforceable by each Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees and/or legatees.

      (c) The rights under the Plan are personal in nature and neither the Company nor any Executive shall, without the consent of the other, assign, transfer or delegate the Plan or any rights or obligations hereunder except as expressly provided in this Section. Without limiting the generality of the foregoing, an Executive’s right to receive payments hereunder shall not be assignable, transferable or delegable, whether by pledge, creation of a security interest or otherwise, other than by a transfer by his or her will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this Section, the Company shall have no liability to pay any amount so attempted to be assigned, transferred or delegated.

      (d) The obligation of the Company to make payments and/or provide benefits hereunder shall represent an unsecured obligation of the Company.

      (e) The Company recognizes that each Executive will have no adequate remedy at law for breach by the Company of any of the agreements contained herein and, in the event of any such breach, the Company hereby agrees and consents that each Executive shall be entitled to a decree of specific performance, mandamus or other appropriate remedy to enforce performance of obligations of the Company under the Plan.

      16. Governing Law. All matters affecting this Plan, including the validity, interpretation, construction and performance of the Plan shall be governed by the laws of the State of Ohio, without giving effect to the principles of conflict of laws of such State.

      17. Validity. If any provisions of the Plan or the application of any provision hereof to any person or circumstance is held invalid, unenforceable or otherwise illegal, the remainder of the Plan and the application of such provision to any other person or circumstances shall not be affected, and the provision so held to be invalid, unenforceable or otherwise illegal shall be reformed to the extent (and only to the extent) necessary to make it enforceable, valid and legal.

      18. Headings. The headings in the Plan are for convenience of reference only and do not define, limit or describe the scope or intent of the Plan or any part hereof and shall not be considered in any construction hereof.

      19. Construction. The masculine gender, where appearing in the Plan, shall be deemed to include the feminine gender and the singular shall be deemed to include the plural, unless the context clearly indicates to the contrary.

      20. Administration of the Plan.

(a) In General: The Plan shall be administered by the Company, which shall be the named fiduciary under the Plan.

(b) Delegation of Duties: The Company may delegate any of its administrative duties, including, without limitation, duties with respect to the processing, review, investigation, approval and payment of Severance Pay and Gross-up Payments, to named administrator or administrators.

(c) Regulations: The Company shall promulgate any rules and regulations it deems necessary in order to carry out the purposes of the Plan or to interpret the terms and conditions of the Plan; provided, however, that no rule, regulation or interpretation shall be contrary to the provisions of the Plan.

(d) Claims Procedure: Subject to the provisions of Section 7, the Company shall determine the rights of any employee of the Company to any Severance Compensation or a Gross-up Payment hereunder. Any employee or former employee of the Company or an Affiliated Employer who believes that he has not received any benefit under the Plan to which he believes he is entitled, may file a claim in writing with the General Counsel of the Company. The Company shall, no later than 90 days after the receipt of a claim, either allow or deny the claim by written notice to the claimant. If a claimant does not receive written notice of the Company’s decision on his claim within such 90-day period, the claim shall be deemed to have been denied in full.

A denial of a claim by the Company, wholly or partially, shall be written in a manner calculated to be understood by the claimant and shall include:

(i) the specific reason or reasons for the denial;

(ii) specific reference to pertinent Plan provisions on which the denial is based;

(iii) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

(iv) an explanation of the claim review procedure.

A claimant whose claim is denied (or his duly authorized representative) may, within thirty (30) days after receipt of denial of his claim, request a review of such denial by the Company by filing with the Secretary of the Company a written request for review of his claim. If the claimant does not file a request for review with the Company within such 30-day period, the claimant shall be deemed to have acquiesced in the original decision of the Company on his claim. If a written request for review is so filed within such 30-day period, the Company shall conduct a full and fair review of such claim. During such full review, the claimant shall be given the opportunity to review documents that are pertinent to his claim and to submit issues and comments in writing. The Company shall notify the claimant of its decision on review within sixty (60) days after receipt of a request for review. Notice of the decision on review shall be in writing. If the decision on review is not furnished to the claimant within such 60-day period, the claim shall be deemed to have been denied on review.

(a) Requirement of Receipt: Upon receipt of any Severance Compensation or a Gross-up Payment hereunder, the Company reserves the right to require any Executive to execute a receipt evidencing the amount and payment of such Severance Compensation and/or Gross-up Payment.

      21 Amendment and Termination. The Company reserves the right, except as hereinafter provided, at any time and from time to time, to amend, modify, change or terminate the Plan and/or any Committee Action, including any Exhibit thereto; provided, however, that after the occurrence of a Change in Control any such amendment, modification, change or termination that adversely affects the rights of any Executive under the Plan may not be made without the written consent of any such Executive.

      22. Other Plans, etc. If the terms of this Plan are inconsistent with the provisions of any other plan, program, contract or arrangement of the Company or any Affiliated Employer, to the extent such plan, program, contract or arrangement may be amended by the Company or an Affiliated Employer, the terms of the Plan will be deemed to so amend such plan, program, contract or arrangement, and the terms of the Plan will govern.

      IN WITNESS WHEREOF, Cooper Tire & Rubber Company has caused the Plan to be executed as of the 24th day of August, 2000.

COOPER TIRE & RUBBER COMPANY

Date: December ___, 2000	By:

Its:

EXHIBIT A

MEMBERS OF THE OPERATIONS COMMITTEE

William S. Klein

Other executives whose names are not required to be disclosed.

EXHIBIT B

MEMBERS OF THE MANAGEMENT GROUP

Other executives whose names are not required to be disclosed.

EXHIBIT C

COOPER TIRE & RUBBER COMPANY
CHANGE IN CONTROL SEVERANCE PAY PLAN

Severance Compensation

      1. Severance Pay. Each Executive whose employment is terminated pursuant to Section 4(b) or who terminates his employment pursuant to Section 4(c) shall, within ten (10) business days after such termination or, if later, upon the expiration of the revocation period provided for in Exhibit E, receive Severance Pay from the Company as follows:

(a) a single lump sum cash payment within five (5) days following the expiration of the revocation period provided for in Exhibit E to the Cooper Tire & Rubber Company Change in Control Severance Pay Plan, as amended and restated as of August 24, 2000, equal to the Executive’s then current Base Pay and pro rata incentive compensation accrued through his date of termination; plus

(b) a single lump sum cash payment within five (5) days following the expiration of such revocation period equal to two (2) (for members of the Operations Committee), one (1) (for members of the Management Group) or the multiple set forth in a Committee Action (for any other Executive) times the sum of the Executive’s (i) Base Pay plus (ii) target annual incentive compensation for the year prior to the Change in Control; plus

(c) a single lump sum cash payment within five (5) days following the expiration of such revocation period equal to the actuarial equivalent of:

(i) the excess of (1) the retirement pension (determined as a straight line annuity commencing at age sixty-five (65)) which he would have accrued under the terms of the Retirement Plan in which he was participating (without regard to any amendment to such Retirement Plan or other pension benefit program described herein), determined as if the Executive were fully vested thereunder and had accumulated (after the date of termination) twenty-four (24) additional months (for members of the Operations Committee), twelve (12) (for members of the Management Group) or the period specified in a Committee Action (for any other Executive) (or, if greater, the number of months remaining in the Severance Period) of service credit thereunder at his highest annual rate of compensation during any calendar year for the five (5) years immediately preceding the date of termination (but in no event shall Executive be deemed to have accumulated additional months of service credit after his sixty-fifty (65th) birthday), over (2) the retirement pension (determined as a straight life annuity commencing at age sixty-five (65)) which Executive had then accrued pursuant to the provisions of such Retirement Plan; plus

(ii) the retirement pension Executive has accrued under the applicable Nonqualified Supplementary Benefit Plan.

For purposes of this subsection, “actuarial equivalent” shall be determined using all of the same mortality, interest rate and other methods and assumptions as are used from time to time to determine “actuarial equivalence” under the applicable Retirement Plan.

(d) for twenty-four (24) months following his date of termination, the Company shall arrange to provide Executive with life, accident and health insurance benefits substantially similar to those to which he was entitled immediately prior to his termination. Benefits otherwise receivable by Executive pursuant to this Subsection (d) shall be reduced to the extent comparable benefits are actually received by Executive during the remainder of such period following his termination, and any such benefits actually received by Executive shall be reported to the Company.

(e) notwithstanding any provision in any Award Agreement between the Company and the Executive, all restricted stock units granted to the Executive which have not otherwise vested shall immediately vest and within five (5) days after the consummation of the Change in Control the Company shall pay to Executive an amount equal to the fair market value of the Common Stock represented by such restricted stock units determined as of the consummation of the Change in Control. Such cash payment shall be deemed to be in lieu of and in substitution for any right Executive may have to such restricted stock units under the terms of the Award Agreement, and Executive agrees to surrender all restricted stock units being cashed out hereunder immediately prior to receiving the cash payment described above;

(f) notwithstanding any provision in the Incentive Compensation Plans, 1998 Option Plan or other relevant plan or program, all stock options granted to the Executive by the Company which have not otherwise vested shall be vested and within five (5) days after the consummation of the Change in Control, the Company shall pay to Executive in cash an amount equal to the aggregate of the difference between the exercise price of each stock option granted to Executive prior to the consummation of the Change in Control, and the fair market value of the Common Stock subject to the related option, determined as of the consummation of the Change in Control. Such cash payment shall be deemed to be in lieu of and in substitution for any right Executive may have to exercise such stock option or a related stock appreciation right under the terms of the relevant stock option plan describing such rights, and Executive agrees to surrender all stock options and related stock appreciation rights being cashed out hereunder prior to receiving the cash payment described above;

(g) following the end of the period specified in Subsection (d), lifetime retiree medical and life insurance coverage for Executive and Executive’s family, which shall be based on the Company’s plans in effect immediately prior to the Change in Control; and

(h) outplacement services by a firm selected by the Executive so long as such services are commenced within twelve (12) months following termination, at the expense of the Company in an amount up to 15% of the Executive’s Base Pay, payable within thirty (30) days after receipt of an invoice from the outplacement firm.

      2. Non-Compete Period. The non-competition period for each Executive shall be for so long as the Executive is employed by the Company and continuing for two (2) years (for members of the Operations Committee), one (1) year (for members of the Management Group) or the period specified in a Committee Action (for any other Executive) after the termination of such employment.

EXHIBIT D

COOPER TIRE & RUBBER COMPANY
CHANGE IN CONTROL SEVERANCE PAY PLAN

Form of Confidentiality and Non-Compete Agreement

      WHEREAS, the Executive’s employment has been terminated in accordance with Section 4(b) or (c) of the Cooper Tire & Rubber Company Change in Control Severance Pay Plan, as amended and restated as of August 24, 2000 (the “Plan”); and

      WHEREAS, the Executive is required to sign this Confidentiality and Non-Compete Agreement (“Agreement”) in order to receive the Severance Compensation (as such term is defined in the Plan) as described in Exhibit C of the Plan and the other benefits described in the Plan.

      NOW THEREFORE, in consideration of the promises and agreements contained herein and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, and intending to be legally bound, the Executive agrees as follows:

      1. Effective Date of Agreement. This Agreement is effective on the date hereof and will continue in effect as provided herein.

      2. Confidentiality; Confidential Information. In consideration of the payments to be made and the benefits to be received by the Executive pursuant to the Plan:

(a) The Executive acknowledges and agrees that in the performance of his duties as an employee of the Cooper Tire & Rubber Company (the “Company”) or an Affiliated Employer, he was brought into frequent contact with, had access to, and became informed of confidential and proprietary information of the Company and the Affiliated Employers and/or information which is a trade secret of the Company and/or an Affiliated Employer (collectively, “Confidential Information”), as more fully described in Subsection (b) of this Section. The Executive acknowledges and agrees that the Confidential Information of the Company and the Affiliated Employers gained by the Executive during his association with the Company and the Affiliated Employers was developed by and/or for the Company and the Affiliated Employers through substantial expenditure of time, effort and money and constitutes valuable and unique property of the Company and the Affiliated Employers.

(b) The Executive will keep in strict confidence, and will not, directly or indirectly, at any time, disclose, furnish, disseminate, make available, use or suffer to be used in any manner any Confidential Information of the Company or an Affiliated Employer without limitation as to when or how the Executive may have acquired such Confidential Information. The Executive specifically acknowledges that Confidential Information includes any and all information, whether reduced to writing (or in a form from which information can be obtained, translated, or derived into reasonably usable form), or maintained in the mind or memory of the Executive and whether compiled or created by the Company or an Affiliated Employer, which derives independent economic value from not being readily known to or ascertainable by proper means by others who can obtain economic value from the disclosure or use of such information, that reasonable efforts have been put forth by the Company and the Affiliated Employers to maintain the secrecy of Confidential Information, that such Confidential Information is and will remain the sole property of the Company and the Affiliated Employers, and that any retention or use by the Executive of Confidential Information after the termination of the Executive’s employment with and services for the Company and the Affiliated Employers shall constitute a misappropriation of the Company’s Confidential Information.

(c) The Executive further agrees that he shall return, within ten (10) days of the effective date of his termination as an employee of the Company and the Affiliated Employers, in good condition, all property of the Company and the Affiliated Employers then in his possession, including, without limitation, whether in hard copy or in any other media (i) property, documents and/or all other materials (including copies, reproductions, summaries and/or analyses) which constitute, refer or relate to Confidential Information of the Company or an Affiliated Employer, (ii) keys to property of the Company or an Affiliated Employer, (iii) files and (iv) blueprints or other drawings.

(d) The Executive further acknowledges and agrees that his obligation of confidentiality shall survive until and unless such Confidential Information of the Company or an Affiliated Employer shall have become, through no fault of the Executive, generally known to the public or the Executive is required by law (after providing the Company with notice and opportunity to contest such requirement) to make disclosure. The Executive’s obligations under this Section are in addition to, and not in limitation or preemption of, all other obligations of confidentiality which the Executive may have to the Company and the Affiliated Employers under general legal or equitable principles or statutes.

      3. Non-Compete. The Executive agrees that he will not, for a period of two (2) years (for members of the Operations Committee), one (1) year (for members of the Management Group) or the period specified in a Committee Action (for any other Executive) following his termination with the Company and the Affiliated Employers, engage in Competitive Activity.

      4. Nonsolicitation. The Executive further agrees that he will not, directly or indirectly, for a period of two (2) years following his termination with the Company and the Affiliated Employers:

(a) induce or attempt to induce customers, business relations or accounts of the Company or any of the Affiliated Employers to relinquish their contracts or relationships with the Company or any of the Affiliated Employers; or

(b) solicit, entice, assist or induce other employees, agents or independent contractors to leave the employ of the Company or any of the Affiliated Employers or to terminate their engagements with the Company and/or any of the Affiliated Employers or assist any competitors of the Company or any of the Affiliated Employers in securing the services of such employees, agents or independent contractors.

      5. Definitions. For purposes of this Agreement, “Competitive Activity” means the Executive’s participation, without the written consent of any one of the Chairman, Chief Executive Officer, or Chief Operating Officer, if any, of the Company, in the management of any business enterprise if such enterprise engages in substantial and direct competition with the Company or any Affiliated Employer and such enterprise’s sales of any product or service competitive with any product or service of the Company or any Affiliated Employer amounted to 5% of such enterprise’s net sales for its most recently completed fiscal year and if the Company’s net sales of said product or service amounted to 5% of, as applicable, the Company’s or Affiliated Employer’s net sales for its most recently completed fiscal year. “Competitive Activity” will not include (i) the mere ownership of 5% or more of securities in any such enterprise and the exercise of rights appurtenant thereto or (ii) participation in the management of any such enterprise other than in connection with the competitive operations of such enterprise.

      IN WITNESS WHEREOF, the Executive has executed and delivered this Agreement on the date set forth below.

Dated:	____________________________

		[ Executive	]

EXHIBIT E

COOPER TIRE & RUBBER COMPANY
CHANGE IN CONTROL SEVERANCE PAY PLAN

Form of Release

      WHEREAS, the Executive’s employment has been terminated in accordance with Section 4(b) or (c) of the Cooper Tire & Rubber Company Change in Control Severance Pay Plan, as amended and restated as of August 24, 2000 (the “Plan”); and

      WHEREAS, the Executive is required to sign this Release in order to receive the Severance Compensation (as such term is defined in the Plan) as described in Exhibit C of the Plan and the other benefits described in the Plan.

      NOW THEREFORE, in consideration of the promises and agreements contained herein and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, and intending to be legally bound, the Executive agrees as follows:

      1. This Release is effective on the date hereof and will continue in effect as provided herein.

      2. In consideration of the payments to be made and the benefits to be received by the Executive pursuant to the Plan, which the Executive acknowledges are in addition to payments and benefits which the Executive would be entitled to receive absent the Plan, the Executive, for himself and his dependents, successors, assigns, heirs, executors and administrators (and his and their legal representatives of every kind), hereby releases, dismisses, remises and forever discharges Cooper Tire & Rubber Company (“Cooper”), its predecessors, parents, subsidiaries, divisions, related or affiliated companies, officers, directors, stockholders, members, employees, heirs, successors, assigns, representatives, agents and counsel (the “Company”) from any and all arbitrations, claims, including claims for attorney’s fees, demands, damages, suits, proceedings, actions and/or causes of action of any kind and every description, whether known or unknown, which Executive now has or may have had for, upon, or by reason of any cause whatsoever (“claims”), against the Company, including but not limited to:

(a) any and all claims arising out of or relating to Executive’s employment by or service with the Company and his termination from the Company;

(b) any and all claims of discrimination, including but not limited to claims of discrimination on the basis of sex, race, age, national origin, marital status, religion or handicap, including, specifically, but without limiting the generality of the foregoing, any claims under the Age Discrimination in Employment Act, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, Ohio Revised Code Section 4101.17 and Ohio Revised Code Chapter 4112, including Sections 4112.02 and 4112.99 thereof, and any other applicable state statutes and regulations; and

provided, however, that the foregoing shall not apply to claims to enforce rights that Executive may have as of the date hereof or in the future under any of Cooper’s health, welfare, retirement, pension or incentive plans, under any indemnification agreement between the Executive and Cooper, under Cooper’s indemnification by-laws, under the directors’ and officers’ liability coverage maintained by Cooper, under the applicable provisions of the Delaware General Corporation Law, or that Executive may have in the future under the Plan or under this Release.

(c) any and all claims of wrongful or unjust discharge or breach of any contract or promise, express or implied.

      3. Executive understands and acknowledges that the Company does not admit any violation of law, liability or invasion of any of his rights and that any such violation, liability or invasion is expressly denied. The consideration provided for this Release is made for the purpose of settling and extinguishing all claims and rights (and every other similar or dissimilar matter) that Executive ever had or now may have against the Company to the extent provided in this Release. Executive further agrees and acknowledges that no representations, promises or inducements have been made by the Company other than as appear in the Plan.

      4. Executive further agrees and acknowledges that:

(a) The release provided for herein releases claims to and including the date of this Release;

(b) Executive has been advised by the Company to consult with legal counsel prior to executing this Release, has had an opportunity to consult with and to be advised by legal counsel of his choice, fully understands the terms of this Release, and enters into this Release freely, voluntarily and intending to be bound;

(c) Executive has been given a period of [21] days to review and consider the terms of this Release, prior to its execution and that he may use as much of the [21] day period as he desires; and

(d) Executive may, within 7 days after execution, revoke this Release. Revocation shall be made by delivering a written notice of revocation to the General Counsel at Cooper. For such revocation to be effective, written notice must be actually received by the General Counsel at Cooper no later than the close of business on the 7th day after Executive executes this Release. If Executive does exercise his right to revoke this Release, all of the terms and conditions of the Release shall be of no force and effect and Cooper shall not have any obligation to make payments or provide benefits to Executive as set forth in Sections 5, 7 and 12 of the Plan.

      5. Executive agrees that he will never file a lawsuit or other complaint asserting any claim that is released in this Release.

      6. Executive waives and releases any claim that he has or may have to reemployment after _______________________.

      IN WITNESS WHEREOF, the Executive has executed and delivered this Release on the date set forth below.

Dated:	____________________________

		[ Executive	]